UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Filed Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported): March 15, 2011

Repros Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15281	76-0233274
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2408 Timberloch Place, Suite B-7 The Woodlands, Texas 77380 (Address of principal executive offices and zip code)
(281) 719-3400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 15, 2011, Repros Therapeutics Inc. (the “Company”) received notice from the Nasdaq Stock Market that the Company’s Series A Warrants (RPRXW) and Series B Warrants (RPRXZ) (collectively, the “Warrants”) have not had a minimum of two active and registered market makers, as required for continued inclusion by Listing Rule 5560(a) (the “Rule”).  The Company has been provided until April 14, 2011 to regain compliance with the Rule.  If, at anytime before such date, the Warrants have at least two active and registered market makers for 10 consecutive trading days, the Company will have achieved compliance with the Rule.  If compliance is not demonstrated by the Company by such date, the Warrants will be delisted from the Nasdaq Capital Market.  The Company believes that, due to certain technical issues, relevant information related to the active and registered market makers for the Warrants was not being disseminated regarding quotes, which resulted in the issuance of such notice.  The Company believes that such technical issues have been resolved and, therefore, the Company anticipates that it will demonstrate compliance with the Rule within the requisite time period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Repros Therapeutics Inc.

Date: March 18, 2011	By:	/s/ Joseph S. Podolski
Joseph S. Podolski
President and Chief Executive Officer